                                                                      Exhibit 12



                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
            (In millions, except ratio of earnings to fixed charges)



                                                  Three Months Ended              Years Ended August 31,
                                                  ------------------    --------------------------------------------
                                                   November 30, 1998    1998      1997     1996       1995      1994

EARNINGS AS DEFINED:
Earnings (loss) before income taxes
   after eliminating undistributed
   earnings of 50% or less owned
   affiliates ..................................        (114.0)        $403.9    $369.9    $350.0    $288.7    $346.8
Fixed charges as below .........................           6.2           18.0      13.1      15.9      17.1      14.3
                                                        ------         ------    ------    ------    ------    ------
Earnings (loss) as defined .....................        (107.8)        $421.9    $383.0    $365.9    $305.8    $361.1
                                                        ======         ======    ======    ======    ======    ======

FIXED CHARGES AS DEFINED:
Interest expense, including amortization
  of debt issue costs ..........................           5.0         $ 13.0    $  8.0    $ 11.0    $ 13.0    $ 11.0
Interest capitalized ...........................          --             --        --        --        --        --
Portion of rental expense representative
  of the interest factor (estimated at
  33% of rent expense) .........................           1.2            5.0       5.1       4.9       4.1       3.3
Preferred stock dividends of majority-
  owned subsidiary company .....................          --             --        --        --        --        --
Share of interest expense related to
  guaranteed debt of 50% owned affiliated
  company ......................................          --             --        --        --        --        --
                                                                       ------    ------    ------    ------    ------
Fixed charges as defined .......................        $  6.2         $ 18.0    $ 13.1    $ 15.9    $ 17.1    $ 14.3
                                                        ======         ======    ======    ======    ======    ======

RATIO OF EARNINGS TO FIXED
  CHARGES ......................................          --             23.4      29.2      23.0      17.9      25.3


(1) For the three months ended November 30, 1998 earnings were insufficient to cover fixed charges. The deficiency for such period was $114 million.